Exhibit 10.56
THIRD AMENDMENT TO THE
ALBEMARLE CORPORATION
2013 STOCK COMPENSATION AND DEFERRAL ELECTION PLAN
FOR NON-EMPLOYEE DIRECTORS
In accordance with Article 12 of the Albemarle Corporation 2013 Stock Compensation and Deferral Election Plan for Non-Employee Directors, as amended January 1, 2020 (the “Plan”), the Plan is hereby amended as follows:
1.Section 1.1 is amended by adding “or the ‘Corporation’ ” immediately after the “ ‘Company’ .”
2.Section 2.10 is amended in its entirety to read as follows:

“2.10 ‘Cash Compensation’ means a Director’s Chair Fee and Retainer Fee for the Compensation Year, which fees are paid on a quarterly basis. With respect to the Lead Independent Director or Non-Executive Chairman (“NEC”) of the Board, Cash Compensation shall also include additional fees paid to them for services rendered as the Lead Independent Director or NEC of the Board.”
3.Section 2.12 is amended in its entirety to read as follows:

“2.12 ‘Chair Fee’ means that portion of a Director’s Cash Compensation that is fixed and paid for service as a Chair of the Audit and Finance Committee, the Capital Investment Committee, the Executive Compensation Committee, the Health Safety and Environment Committee or the Nominating and Governance Committee of the Board.”
4.Section 2.20 is amended in its entirety to read as follows:

“2.20 ‘Deferral Election Form’ means any instrument, whether in paper, electronic or such other form or manner prescribed by the Administrator, governed by the provisions of Article 7 of this Plan, including the portion that is the Distribution Election Form and the related Beneficiary Designation Form that applies to all of that Director’s Deferred Benefits under the Plan.”

5.Section 2.24 is amended by replacing the last sentence therein in its entirety with the following new sentence:

“A Deferred Cash Account will be credited periodically with amounts based upon Directed Investments, pursuant to Section 7.3(b) of this Plan.”
6.Section 2.30 is amended in its entirety to read as follows:

“2.30 ‘Retainer Fee’ means that portion of a Director’s Cash Compensation that is fixed and paid without regard to attendance at meetings, other than Chair Fees.”
7.Section 2.41 is deleted in its entirety.
8.Article 2 is amended to alphanumerically re-order and re-number each section therein.
9.Section 5.1 is amended in its entirety to read as follows:

“5.1    Eligibility. Each Director of the Corporation on the Effective Date of the Plan or who thereafter becomes a Director of the Corporation shall be eligible to participate in the Plan until the Director is no longer serving as a non-employee director of the Corporation.”
10.Section 7.3 is amended in its entirety to read as follows:

“7.3     Deferred Cash Benefits.

(a)    Deferred Cash Benefits will be set up in a Deferred Cash Account for each Director and credited with earnings and losses based on the experience of Directed Investments pursuant to subparagraph (b)(i) of this Section 7.3. Deferred Cash Benefits are credited to the applicable Director’s Deferred Cash Account as of the day they would have been paid but for the deferral.

(b)    (i) Pursuant to Directed Investments, each Director shall complete a portfolio allocation form electing from among a series of hypothetical investment options designated by the Administrator into which the Deferred Cash Benefits shall be credited. The performance of a Director’s Deferred Cash

Benefits shall be measured based upon the investment options selected. A Director’s Deferred Cash Benefits shall be credited with such hypothetical crediting rates calculated after any investment managers’ and other applicable expenses have been deducted. Investment options may be changed at such times and in the form and manner prescribed by the Administrator, with such form and manner typically being an on-line election made via a third party record keeper’s secure website. Except as otherwise determined by the Administrator, revised or changed investment elections shall be effective consistent with the timing disclosed on the third party record keeper’s secure website, typically by the next business day provided that the election is properly made before any stated deadlines. Directors’ Deferred Cash Benefits shall be credited daily with investment gains and losses as if such Benefits were invested in one or more of the Plan’s investment options, as selected by the Director, less administrative charges applied against the particular investment options. To the extent a Director fails to make an election pursuant to this subparagraph (ii), the Director shall be deemed to have elected that all Deferred Cash Benefits be invested in the investment option that constitutes the applicable default investment alternative as designated by the Administrator.

(ii) Interest, earnings and losses shall accrue through the latest date administratively practicable preceding the date of distribution of a Deferred Cash Benefit, which date is referred to in this Plan as the Cash Distribution Date.”
11.Section 7.4(c) of the Plan is amended in its entirety to read as follows:

“Directors may exercise a one-time election to transfer some or all of the amounts deferred in their Deferred Stock Accounts to Deferred Cash Accounts which shall thereafter accrue value as Directed Investments pursuant to Section 7.3(b), provided, that, the one-time election right under this Section 7.4(c) shall be available only if (i) at the time of such election, the Director has completed 5 or more years of service on the Board, (ii) the Director shall satisfy the Company’s stock holding requirements then in effect following such transfer, and (iii) the Director’s election is made during an open window period as defined in the Company’s Insider Trading Policy.”

12.The Plan is amended to replace all references therein to subparagraphs “(b)(ii)” and “(b)(iii)” of Section 7.3 with references to subparagraphs “(b)(i)” and “(b)(ii)” of Section 7.3, respectively.
13.The first paragraph of Section 8.1(c) is amended in its entirety to read as follows:

“(c)    Unless otherwise specified in a Director’s Distribution Election Form, any lump sum payment will be paid or installment payments will begin to be paid on the February 15th of the year following the earlier of the year in which the Director reaches age sixty-five and the year in which the Director Terminates. For distributions that would automatically be caused under the preceding sentence by a Director’s Termination (other than due to death or Disability) or for distributions that would otherwise automatically begin because a Director reaches age sixty-five, the Director may elect on their Distribution Election Form that payments are to begin:

(i)    on the February 15th of the year following the year in which they Terminate, without regard to their age; or

(ii)    on the February 15th of the year following the later of the year in which they Terminate and the year in which they attain a specified age; or

(iii)    on the February 15th of the year following the year in which they attain a specified age, regardless of when they Terminate.
14.The Plan is amended to replace all references therein to “his or her” with “their” and all references therein to “he or she” with “they.”

IN WITNESS WHEREOF, the Corporation by its duly authorized officer and with its seal affixed, has caused these presents to be signed as of this 4th day of December, 2020.
ALBEMARLE CORPORATION
By: /s/ Karen G. Narwold
Karen G. Narwold
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary